Exhibit 4.2
BURLINGTON NORTHERN SANTA FE, LLC
Certificate of Determination
Dated as of September 10, 2010
     The undersigned, C. Alec Vincent, Assistant Vice President – Finance and Treasurer, and Jeffrey T. Williams, Assistant Secretary, each of Burlington Northern Santa Fe, LLC (successor to Burlington Northern Santa Fe Corporation), a Delaware limited liability company (the “Company”), do hereby certify that pursuant to the authority granted in the resolutions (collectively, the “Resolutions”) of the Board of Managers of the Company adopted on August 23, 2010 and pursuant to Sections 201, 301 and 303 of the Indenture, dated as of December 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor in interest to J.P. Morgan Trust Company, N.A., as successor in interest to Bank One Trust Company, N.A., as successor in interest to The First National Bank of Chicago, as Trustee (the “Trustee”), as heretofore supplemented, and further supplemented by the Seventh Supplemental Indenture, dated as of September 10, 2010 (the “Seventh Supplemental Indenture”), between the Company and the Trustee (together with the Seventh Supplemental Indenture, the “Indenture”), there was established as of September 10, 2010 two series of securities under the Indenture with the following terms:
1.	The securities of the series are entitled (i) “3.60% Debentures due September 1, 2020” (the “2020 Debentures”) and (ii) “5.05% Debentures due March 1, 2041” (the “2041 Debentures” and, together with the 2020 Debentures, the “Debentures”).

2.	The 2020 Debentures and the 2041 Debentures are initially being offered in the aggregate principal amount of $250,000,000 and $500,000,000, respectively (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and any Debentures which pursuant to Section 303 are deemed never to have been authenticated and delivered thereunder). The Company may, without the consent of the Holders of the Debentures of a series, issue additional Debentures of such series and thereby increase such principal amount, on the same terms and conditions and with the same CUSIP number as the Debentures of such series.

3.	The principal amount of the 2020 Debentures will mature on September 1, 2020 and the principal amount of the 2041 Debentures will mature on March 1, 2041, subject to the provisions of the Indenture relating to acceleration.

4.	The 2020 Debentures will bear interest from September 10, 2010 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, at the rate of 3.60% per annum, payable semiannually in arrears on March 1 and September 1 of each year (each, an “Interest Payment Date”), commencing March 1, 2011 to the persons in whose names the 2020 Debentures are registered on the close of business on the immediately preceding February 15 and August 15, respectively, whether or not such day is a Business Day (each, a “Regular Record Date”). The 2041 Debentures will bear interest from September 10, 2010 or from the most recent Interest Payment Date to which interest has been paid or provided for, at the rate of 5.05% per annum, payable semiannually in arrears on the Interest Payment Dates, commencing March 1, 2011 to the persons in whose names the 2020 Debentures are registered on the close of business on the immediately preceding Regular Record Date.

5.	Subject to paragraph 10 below, the principal of and interest on the Debentures will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in The City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

6.	The Debentures will be redeemable as a whole or in part at the option of the Company, at any time, as set forth in the Seventh Supplemental Indenture.

7.	Holders of the Debentures shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such holder’s Debentures upon the occurrence of a Change of Control Repurchase Event (as defined in the Seventh Supplemental Indenture), as set forth in the Seventh Supplemental Indenture.

8.	The Debentures shall not be entitled to the benefit of any sinking fund, nor shall the Debentures be repayable at the option of the registered Holders thereof.

9.	Subject to paragraph 10 below, the Debentures shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10.	Upon issuance the Debentures will be represented by one or more Global Securities deposited with, or on behalf of, The Depository Trust Company (the “Depositary”). Settlement for the Debentures will be made by the Underwriters (as hereinafter defined) in immediately available funds. All payments of principal and interest shall be made by the Company in immediately available funds as long as the Debentures are represented by Global Securities. As long as the Debentures are represented by Global Securities registered in the name of the Depositary or its nominee, the Debentures will trade in the Depositary’s Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. Except as set forth in the Indenture or in the Prospectus Supplement relating to the Debentures, the Debentures will not be issuable in definitive form.
     Furthermore, we hereby (i) approve the form of and authorize the execution and delivery of the Debentures (copies of which are attached as Exhibit A-1 and Exhibit A-2), the Underwriting Agreement, dated September 7, 2010, between the Company and Banc of America Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed therein (a copy of which is attached as Exhibit B), and (ii) ratify the execution and delivery of the Indenture (a copy of which is attached as Exhibit C).
     All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.
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     IN WITNESS WHEREOF, we have set our hands as of the date above first written.

By:
C. Alec Vincent Assistant Vice President –Finance and Treasurer

By:
Jeffrey T. Williams Assistant Secretary

Signature Page to Officers’ Certificate to the Trustee
(Certificate of Determination)